UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Home BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4656
Internet Site: www.homebancshares.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 24, 2008

     The Annual Meeting of Shareholders of Home BancShares, Inc. (the “Company”) will be held on April 24, 2008, at 6:30 p.m. (CDT) at the Agora Conference Center, located at 705 East Siebenmorgan Road, Conway, Arkansas, for the following purposes:
(1)	To elect twelve directors for a term of one year.

(2)	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.

(3)	To transact such other business as may properly come before the meeting or any adjournments thereof.
     Only shareholders of record on March 7, 2008, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting. The stock transfer books will not be closed.
     The 2007 Annual Report to Shareholders is included in this publication.

By Order of the Board of Directors

C. RANDALL SIMS Secretary
Conway, Arkansas
March 14, 2008
YOUR VOTE IS IMPORTANT
PLEASE EXECUTE YOUR PROXY WITHOUT DELAY

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD
     Your vote is important.  You can save the Company the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot as described below. (Please note: if you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.)
     The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. on April 24, 2008.
VOTE BY TELEPHONE
     You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
VOTE ON THE INTERNET
     You also can choose to vote on the Internet. The website for Internet voting is www.investorvote.com. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.
VOTE BY MAIL
     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Home BancShares, Inc., c/o Computershare, P. O. Box 43101, Providence, Rhode Island 02940-5067.
VOTING AT THE ANNUAL MEETING
     The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.
     All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

TABLE OF CONTENTS

PROXY STATEMENT
ABOUT THE ANNUAL MEETING
PROPOSAL ONE — ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
NOMINEES FOR DIRECTOR
CORPORATE GOVERNANCE
BOARD MEETINGS AND COMMITTEES OF THE BOARD
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PRINCIPAL SHAREHOLDERS OF THE COMPANY
PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND NON-AUDIT FEES
SUBMISSION OF SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
HOME BANCSHARES, INC.
719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4656
Internet Site: www.homebancshares.com

PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Home BancShares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy card were first mailed to shareholders of the Company on or about March 14, 2008.
     This introductory section is a summary of selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the nominees being solicited for directors and the proposals that are submitted for a vote, you should carefully read this entire document and other documents to which we refer.
     The proxies being solicited by this Proxy Statement are being solicited by the Company. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this Proxy Statement, will be paid by the Company. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for the expense of forwarding proxy material to beneficial owners of shares held by them of record. Solicitations of proxies may be made personally or by telephone, electronic communication or facsimile, by directors, officers and regular employees, who will not receive any additional compensation in respect of such solicitations.
ABOUT THE ANNUAL MEETING
When and Where Is the Annual Meeting?

Date:	Thursday, April 24, 2008
Time:	6:30 p.m., Central Daylight Time
Location:	Agora Conference Center, located at 705 East Siebenmorgan Road, Conway, Arkansas
What Is the Purpose of the Annual Meeting?
     At our Annual Meeting, shareholders will act upon matters outlined in the accompanying Notice of Annual Meeting. In addition, our management will report on the performance of the Company during calendar year 2007.
Who Is Entitled to Vote?
     Only shareholders of record at the close of business on the record date, March 7, 2008, are entitled to receive the Notice of Annual Meeting and to vote the shares of common stock that they held on that date at the

Meeting or at any postponement or adjournment of the Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on.
Who Can Attend the Meeting?
     All shareholders as of the record date, or their duly appointed proxies, may attend the Meeting, and each may be accompanied by one guest. Seating is limited and will be on a first-come, first-served basis. Registration will begin at 5:30 p.m., and seating will be available at approximately 6:00 p.m.
No cameras, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.
     Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Meeting.
What Constitutes a Quorum?
     The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business. As of the record date, 18,334,378 shares of common stock of the Company were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the Meeting.
Can a Shareholder Nominate a Director?
     The Nominating and Corporate Governance Committee of the Board of Directors will consider a candidate properly and timely recommended for directorship by a shareholder or group of shareholders of the Company. The recommendation must be submitted by one or more shareholders that have beneficially owned, individually or as a group, 2% or more of the outstanding common stock for at least one year as of the date the recommendation is submitted. Shareholder recommendations must be submitted to the Secretary of the Company in writing via certified U.S. mail not less than 120 days prior to the first anniversary of the date of the Proxy Statement relating to the Company’s previous Annual Meeting. Shareholder recommendations for the Annual Meeting of Shareholders in 2009 must be received by the Company by November 15, 2008. Recommendations must be addressed as follows:
Home BancShares, Inc.
Attn: Corporate Secretary
P.O. Box 966
Conway, Arkansas  72033
DIRECTOR CANDIDATE RECOMMENDATION
Generally, candidates for a director position should possess:
•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with their performance as a director.
     The full text of our “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” are published on our website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

How Can I Communicate Directly with the Board?
     Shareholder communications to the Board of Directors, any committee of the Board of Directors, or any individual director must be sent in writing via certified U.S. mail to the Corporate Secretary at the following address:
Home BancShares, Inc.
Attn: Corporate Secretary
P.O. Box 966
Conway, Arkansas  72033
     Our “Stockholder Communications Policy” is published on the Company’s website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
How Do I Vote?
     The enclosed proxy card indicates the number of shares you own. There are four ways to vote:
•	By Internet at www.investorvote.com ; we encourage you to vote this way.

•	By toll-free telephone at the number shown on your proxy card.

•	By completing and mailing your proxy card.

•	By written ballot at the Meeting.
     If you vote by Internet or telephone, your vote must be received by 1:00 a.m. on April 24, 2008. Your shares will be voted as you indicate. If you do not indicate your voting preferences, C. Randall Sims and Randy Mayor will vote your shares FOR Proposals 1 and 2.
     If you Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.
     If you complete and properly sign the accompanying proxy card and return it to the Company, or tender your vote via telephone or the Internet, it will be voted as you direct. If you attend the Meeting, you may deliver your completed proxy card in person. A proxy duly executed and returned by a shareholder, and not revoked prior to or at the Meeting, will be voted in accordance with the shareholder’s instructions on such proxy.
     If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.
What Are the Board’s Recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with each proposal in this Proxy Statement. In summary, the Board recommends a vote:
•	For the election of the nominated slate of directors (see pages 7-32).

•	For the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm (see pages 33-34).
     As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. With respect to any other matter that properly comes before the Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

What Vote Is Required to Approve Each Proposal?
•	Election of Directors. The affirmative vote of a plurality of the votes cast in person or by proxy at the Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more of the directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•	Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.
          If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
          The authorized common stock of the Company consists of 50,000,000 shares at $0.01 par value. As of the close of business on March 7, 2008, there were 18,334,378 shares eligible to vote.
Can I Change My Vote After I Return the Proxy Card?
          Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted proxy.
How Many Directors Are There?
          Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. Currently, we have twelve directors.
How Long Do Directors Serve?
          Our Bylaws provide that the directors shall serve a term of one year and until their successors are duly elected and qualified. The shareholders of the Company elect successors for directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.
Do the Shareholders Elect the Executive Officers?
          No. Executive officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.
You Should Carefully Read this Proxy Statement in its Entirety.

PROPOSAL ONE – ELECTION OF DIRECTORS

     Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. The Board of Directors proposes that the nominees for directors described below be re-elected for a new term of one year and until their successors are duly elected and qualified. All nominees are currently serving as directors.
     Each of the nominees has consented to serve the term for which he is nominated. If any nominee becomes unavailable for election, which is not anticipated, the directors’ proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the meeting.
The Board of Directors Recommends that Shareholders Vote
FOR
Each of the Nominees Listed Herein
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
     The names of the Company’s directors and executive officers as of March 7, 2008, and their respective ages and positions are as follows:
[Table follows on next page.]

			Positions Held
Name	Age	Positions Held	with Bank Subsidiaries
John W. Allison	61	Chairman of the Board and Chief Executive Officer	Chairman of the Board, First State Bank; Director, Community Bank, Twin City Bank, Bank of Mountain View, Marine Bank, and Centennial Bank

Ron W. Strother	59	President, Chief Operating Officer, and Director	Director, First State Bank, Community Bank, Twin City Bank, Bank of Mountain View, and Centennial Bank

Randy E. Mayor	43	Chief Financial Officer and Treasurer	Director, First State Bank

C. Randall Sims	53	Director and Secretary	President, Chief Executive Officer, and Director, First State Bank; Director Community Bank

Brian S. Davis	42	Director of Financial Reporting and Investor Relations Officer	—

Robert H. Adcock, Jr.	59	Vice Chairman of the Board	Director, First State Bank

Richard H. Ashley	52	Director	Chairman of the Board, Twin City Bank; Director, Community Bank

Dale A. Bruns	65	Director	Director, First State Bank and Twin City Bank

Richard A. Buckheim	64	Director	Chairman of the Board, Marine Bank

S. Gene Cauley	39	Director	Director, Centennial Bank

Jack E. Engelkes	58	Director	Director, First State Bank

James G. Hinkle	59	Director	Chairman of the Board, Bank of Mountain View

Alex R. Lieblong	57	Director	—

William G. Thompson	60	Director	Director, Community Bank

Robert F. Birch, Jr.	58	—	President, Chief Executive Officer, and Director, Twin City Bank

Tracy M. French	46	—	President, Chief Executive Officer, and Director, Community Bank

Robert Hunter Padgett	49	—	President, Chief Executive Officer, and Director, Marine Bank

Chris S. Roberts	39	—	President, Chief Executive Officer, and Director, Centennial Bank

Michael L. Waddington	65	—	Chief Executive Officer and Director, Bank of Mountain View

NOMINEES FOR DIRECTOR
     The twelve director nominees consist of the current twelve members of the Board. Their experience and qualifications as Board members are as follows:

John W. Allison	Director Since 1998
     John W. Allison is the founder and has been Chairman of the Board of Home BancShares since 1998. He also serves on the Asset Quality Committee and Asset/Liability Committee of Home BancShares. Mr. Allison has more than 24 years of banking experience, including service as Chairman of First National Bank of Conway from 1983 until 1998, and as a director of First Commercial Corporation from 1985 (when First Commercial acquired First National Bank of Conway) until 1998. At various times during his tenure on First Commercial’s board, Mr. Allison served as the Chairman of that company’s Executive Committee and as Chairman of its Asset Quality Committee. Prior to its sale to Regions Financial Corporation in 1998, First Commercial was a publicly traded company and the largest bank holding company headquartered in Arkansas, with approximately $7.3 billion in assets.

Ron W. Strother	Director Since 2004
     Ron W. Strother has been President, Chief Operating Officer, and a director of Home BancShares since 2004. He also serves as Chairman of the Asset Quality Committee and Asset/Liability Committee of Home BancShares. Mr. Strother has more than 34 years of banking experience, which includes serving as Regional Chief Executive Officer over Central Arkansas for Arvest Bank Group (Bentonville) from 2000 to 2004, Chairman and Chief Executive Officer of Central Bank & Trust Company (Little Rock) from 1996 to 2000, President and Chief Operating Officer of First Commercial Bank (Little Rock) from 1991 to 1994, President of First Commercial Mortgage Company from 1984 to 1987, and President of Commercial National Mortgage Company from 1981 to 1984. Mr. Strother began his career in 1973 with Commercial National Bank (Little Rock), which became First Commercial Bank in 1983.

C. Randall Sims	Director Since 1998
     C. Randall Sims has been President and Chief Executive Officer of First State Bank and a director of Home BancShares since 1998. He has served as Secretary of Home BancShares since 1998. Prior to joining First State Bank, Mr. Sims was an executive vice president with First National Bank of Conway. He holds a Juris Doctor degree from the University of Arkansas at Little Rock School of Law and a Bachelor of Arts degree in accounting and business administration from Ouachita Baptist University in Arkadelphia, Arkansas. He attended the Graduate School of Banking at the University of Wisconsin and is an honor graduate of the American Bankers Association National Lending School held at the University of Oklahoma. Mr. Sims currently serves as a Trustee at the University of Central Arkansas and as Chairman of the Conway Christian School Board.

Robert H. Adcock, Jr.	Director From 1998 to 2003 and Since July 2007
     Robert H. Adcock, Jr. has been a director and Vice Chairman of Home BancShares since July 2007. He also serves on the Asset Quality Committee, Audit Committee and Nominating and Corporate Governance Committee of Home BancShares. Mr. Adcock is a co-founder of Home BancShares with Mr. Allison. He previously served as a director and Vice Chairman of Home BancShares from 1998 to 2003. In June 2003, Mr. Adcock stepped down from the Board of Directors of Home BancShares to become the Arkansas State Bank Commissioner. He was reappointed as Vice Chairman of Home BancShares in July 2007 upon completion of his four-year term as Arkansas State Bank Commissioner. Mr. Adcock retired from the First National Bank of Conway, Arkansas (now Regions Bank), in 1996 after more than 20 years of service. He presently operates a farming operation in Gould (Lincoln County), Arkansas, and has many real estate holdings in the Conway, Arkansas, area.

Richard H. Ashley	Director Since 2004
     Richard H. Ashley has been a director of Home BancShares since 2004 and served as Vice Chairman from 2006 to July 2007. He also serves on the Asset Quality Committee, Asset/Liability Committee and the

Compensation Committee of Home BancShares. He has served as a director of Twin City Bank since 2000 and as Chairman since 2002. Since March 2007, he has been a director of Entergy Arkansas, Inc., an electric public utility company. Mr. Ashley is President and owner of the Ashley Company, a privately held company involved in land development and investment in seven states throughout the United States since 1978.

Dale A. Bruns	Director Since 2004
     Dale A. Bruns has been a director of Home BancShares since 2004 and a director of First State Bank since 1998. Mr. Bruns has also served as a director of Twin City Bank since 2000. Mr. Bruns is the chairman of the compensation committees for Home BancShares, First State Bank, and Twin City Bank and is a member of the Nominating and Corporate Governance Committee of Home BancShares. Prior to his service with First State Bank, he served as a director of the First National Bank of Conway from 1985 to 1998. Mr. Bruns has owned and operated several McDonald’s restaurants located in central Arkansas. He is also the owner of Central Arkansas Sign Company, Inc. He currently serves on the impact committee for the McDonald’s Great Southern Region and the purchasing committee of the Central Arkansas McDonald’s Cooperative, and is a past member of the McDonald’s National Operator advisory board of directors. Mr. Bruns attended the University of Northern Iowa and the Harvard Business School Program for Management Development.

Richard A. Buckheim	Director Since 2005
     Richard A. Buckheim has been a director of Home BancShares since 2005. He also serves on the Compensation Committee of Home BancShares. Since 2000, he has been Chairman of the Board of Marine Bank and has served on the bank’s compensation committee. Mr. Buckheim formerly owned two restaurants in Key West, Florida. Prior to moving to Key West, he founded and served as President of Buckheim and Rowland, Inc., a Michigan-based advertising and marketing company with offices in Ann Arbor, Detroit, New York, New York, and Melbourne, Florida.

S. Gene Cauley	Director Since January 2008
     S. Gene Cauley has been a director of Home BancShares since January 2008. Since December 2004, he has been a member of the Board of Directors of Centennial Bank. Mr. Cauley has substantial jury trial and arbitration experience representing both plaintiffs and defendants. He is a recognized authority on class action procedure and often serves as a guest lecturer on the topic. Mr. Cauley has significant experience in owning and operating commercial real estate. He is a graduate of Vanderbilt University School of Law and graduated summa cum laude from the University of Arkansas where he earned a bachelor’s degree in Business Administration.

Jack E. Engelkes	Director Since 2004
     Jack E. Engelkes has been a director of Home BancShares since 2004 and a director of First State Bank since 1998. He also serves as Chairman of the Audit Committee and a member of the Compensation Committee of Home BancShares. From 1995 to 1998, he served as a director of First National Bank of Conway. Since 1990, Mr. Engelkes has served as managing partner in the accounting firm of Engelkes, Bruich and Felts, Ltd. He became President of the Board of Conway Regional Health Foundation in 2006. He has also been a director of the Conway Regional Medical Center since 2005 and the Conway Development Corporation since 2000. Mr. Engelkes holds a bachelor’s degree in Business and Economics from Hendrix College in Conway.

James G. Hinkle	Director Since 2005
     James G. Hinkle has been a director of Home BancShares since 2005. Mr. Hinkle currently serves as Chairman of the Bank of Mountain View and as a member of the Asset/Liability Committee of Home BancShares. He has over 26 years of banking experience. From 1995 to 2005, he served as President of Mountain View BancShares, Inc., until the company’s merger into Home BancShares. He served as President of the Bank of Mountain View from 1981 to 2005.

Alex R. Lieblong	Director Since 2003
     Alex R. Lieblong has been a director of Home BancShares since 2003. He served as a director of First State Bank from 1998 to 2002 and has served as an advisory director of First State Bank since 2002. He also serves as Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee of Home BancShares. Mr. Lieblong became a director of Lodgian, Inc., a publicly traded owner and operator of hotels, in 2006. He also currently serves on the board of directors of Ballard Petroleum, a privately held energy company. Since 1997, Mr. Lieblong has been an owner and general principal in the brokerage firm of Lieblong & Associates, Inc. Prior to Lieblong & Associates, Inc., he held management positions with Paine Webber, Merrill Lynch, and E.F. Hutton. Mr. Lieblong was a founder and has been managing partner of Key Colony Fund, L.P., a hedge fund, since 1998.

William G. Thompson	Director Since 2004
     William G. Thompson has been a director of Home BancShares since 2004 and a director of Community Bank since 1988. He also serves on the Audit Committee and the Nominating and Corporate Governance Committee of Home BancShares. Mr. Thompson has over 26 years of banking experience. From 2002 to 2004, he served as Chairman of the Board of Community Bank. Mr. Thompson owns several privately held businesses located in Cabot, Arkansas, including Transloading Service Inc., Thompson Service Inc., and Thompson Sales Inc.
CORPORATE GOVERNANCE
Duties of the Board
     The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board, however, is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussion with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them quarterly, and by participating in Board and Committee meetings.
Corporate Governance Guidelines and Policies
     We believe that good corporate governance helps ensure that the Company is managed for the long-term benefit of its shareholders. We continue to review our corporate governance policies and practices, corporate governance rules and regulations of the Securities and Exchange Commission (the “SEC”), and the listing standards of the Nasdaq Stock Market on which our common stock is traded. The Board has adopted various corporate governance guidelines and policies to assist the Board in the exercise of its responsibilities to the Company and its shareholders. The guidelines and policies address, among other items, director independence and director qualifications. You can access and print our corporate governance guidelines and policies, including the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, our Corporate Code of Ethics for Directors, Executive Officers and Employees and other Company policies and procedures required by applicable law or regulation, on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
Director Independence
     Nasdaq rules require that a majority of the directors of Nasdaq-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the Nasdaq rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). Nasdaq rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee of a listed company.
     Of the twelve persons who currently serve on our Board of Directors, we believe that nine are “independent” for purposes of Nasdaq rules. Messrs. Allison, Strother, and Sims are not considered independent because they are officers of Home BancShares. The Board has also determined that no member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of these committees meet the criteria for independence under the Nasdaq listing standards.
Code of Ethics
     We have adopted a Code of Ethics that applies to all of our directors, officers, and employees. We believe our Code of Ethics is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by us, compliance with applicable laws, prompt internal reporting of ethics violations, and accountability for adherence to the Code of Ethics. This Code of Ethics is published in its entirety on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.” We will post on our website any amendment to this code and any waivers of any provision of this code made for the benefit of any of our senior executive officers or directors.
BOARD MEETINGS AND COMMITTEES OF THE BOARD
     The business of the Company is managed under the direction of the Board of Directors, who meet on a regularly scheduled basis during the calendar year to review significant developments affecting the Company and to act on matters that require Board approval. Special meetings are also held when Board action is required on matters arising between regularly scheduled meetings. Written consents to action without a meeting may be held if the Company deems it more appropriate.
     All members of the Board are strongly encouraged to attend each meeting of the Board and meetings of the Board Committees on which they serve, as well as the Annual Meeting. The Board of Directors held four regularly scheduled meetings and four special meetings during calendar year 2007. During this period all current members of the Board participated in at least 87.5% of the meetings, except for Mr. Lieblong who was only able to attend 62.5% of the meetings. Our “Director Attendance Policy” is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     Our Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Asset/Liability Committee and the Asset Quality Committee. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier resignation or removal.
     The following table discloses the Board members who serve on each of the Board’s committees and the number of meetings held by each committee during calendar year 2007.
[Table follows on next page.]

Committees of the Board

Nominating
			and Corporate		Asset
	Audit	Compensation	Governance	Asset/Liability	Quality
Robert H. Adcock, Jr. (1)	X		X		X
John W. Allison				X	X
Richard H. Ashley		X		X	X
Dale A. Bruns		Chair	X
Richard A. Buckheim		X
Jack E. Engelkes	Chair	X
James G. Hinkle				X
Alex R. Lieblong	X		Chair
Ron W. Strother				Chair	Chair
William G. Thompson	X		X

Number of Meetings	5	3	2	4	4

(1)	On July 20, 2007, the Board of Directors voted to appoint Mr. Adcock to the Asset Quality Committee for the remainder of 2007 and to retain all other members of the committee as shown above. On October 19, 2007, the Board of Directors voted to appoint Mr. Adcock to the Nominating and Corporate Governance Committee and the Audit Committee for the remainder of 2007 and to retain all other members of the committee as shown above.
Audit Committee
     The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of our accounting and financial reporting processes and our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and our independent auditors. In fulfilling its duties, the Audit Committee, among other things:
•	prepares the Audit Committee report for inclusion in the annual proxy statement;

•	appoints, compensates, retains and oversees the independent auditors;

•	pre-approves all auditing and appropriate non-auditing services performed by the independent auditor;

•	discusses with the internal and independent auditors the scope and plans for their respective audits;

•	reviews the results of each quarterly review and annual audit by the independent auditors;

•	reviews the Company’s financial statements and related disclosures in the Company’s quarterly and annual reports prior to filing with the SEC;

•	reviews the Company’s policies with respect to risk assessment and risk management;

•	reviews the Company’s internal controls, the results of the internal audit program, and the Company’s disclosure controls and procedures and quarterly assessment of such controls and procedures;

•	establishes procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding such matters; and

•	reviews the Company’s legal and regulatory compliance programs.
     The Board of Directors has adopted a written charter for the Audit Committee that meets the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     The Audit Committee is comprised of Jack E. Engelkes, Chairman, Robert H. Adcock, Jr., Alex R. Lieblong and William G. Thompson. The Board has determined that each member of the Committee satisfies the independence requirements of the Nasdaq listing standards, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Engelkes has the attributes of an “audit committee financial expert” as defined by the regulations of the SEC.
Compensation Committee
     The Compensation Committee aids the Board in discharging its responsibility with respect to the compensation of our executive officers and directors. The Compensation Committee is responsible for evaluating and approving the Company’s compensation plans and policies and for communicating the Company’s compensation policies to shareholders in our annual proxy statement. In fulfilling its duties, the Compensation Committee, among other things:
•	reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”);

•	evaluates the performance and determines the annual compensation of the CEO and COO in accordance with these goals and objectives;

•	reviews and approves the amounts and terms of the annual compensation for our other executive officers;

•	reviews and approves employment agreements, severance agreements or arrangements, retirement arrangements, change in control agreements/provisions and special or supplemental benefits for the executive officers;

•	reviews and makes recommendations to the Board with respect to incentive based compensation plans and equity based plans, and establishes criteria for and grants awards to participants under such plans;

•	reviews and recommends to the Board the compensation for our directors; and

•	reviews and recommends to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement and Form 10-K annual report.
     The Board of Directors has adopted a written charter for the Compensation Committee that meets the applicable standards of the SEC and Nasdaq. The Compensation Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
     The Compensation Committee is comprised of Dale A. Bruns, Chairman, Richard H. Ashley, Richard A. Buckheim and Jack E. Engelkes. The Board has determined that each member of the Committee satisfies independence requirements of the Nasdaq listing standards and Section 162(m) of the Internal Revenue Code of 1986, as amended.
     The Compensation Committee charter authorizes the Committee to delegate to subcommittees of the Committee any responsibility the Committee deems necessary or appropriate. The Committee shall not, however, delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. The Committee did not utilize the services of a subcommittee in 2007.

     The CEO provides recommendations to the Committee regarding the form and amount of compensation paid to executive officers who report directly to him. Additionally, the CEO and COO regularly attend Committee meetings, other than executive sessions. Traditionally, management has provided to the Committee historical and prospective breakdowns of primary compensation components for each executive officer, including internal pay equity analyses.
     Historically, the Committee meets subsequent to year end to finalize discussion regarding the Company’s performance goals for the previous and current year with respect to performance-based compensation to be paid to executive officers and to approve its report for the annual proxy statement. These goals are approved within 90 days of the beginning of the year. Each year in December and/or January, the Committee generally discusses any new compensation issues, the compensation, bonus and incentive plan award analyses and the engagement of a compensation consultant for annual executive and director compensation. The Committee also meets in December and/or January to:
1.	review and discuss the recommendations made by the CEO;

2.	review the performance of the Company and the individual officers;

3.	review the level to which the Company’s performance goals were attained and approve short-term cash bonus and long-term incentive awards; and

4.	determine the executive officers’ base salaries for the following year.
     Management also advises the full Board, including the Committee members, throughout the year of new issues and developments regarding executive compensation.
     Compensation Committee Interlocks And Insider Participation
     During 2007, Messrs. Bruns, Ashley, Buckheim and Engelkes served as members of the Compensation Committee. None of these four directors during 2007 or at any previous time served as an officer or employee of Home BancShares or any of our bank subsidiaries. During 2007, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our independent directors served as an executive officer. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for information concerning transactions during 2007 involving Mr. Ashley.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee develops and maintains the corporate governance policies of the Company. The Committee’s responsibilities include, among other things:
•	developing and maintaining the Company’s corporate governance policies;

•	identifying, screening and recruiting qualified individuals to become Board members;

•	determining the composition of the Board and its committees;

•	assisting the Board in assessing the Board’s effectiveness;

•	assisting management in preparing the disclosures regarding the Committee’s operation to be included in the Company’s annual proxy statement; and

•	reviewing and approving all related party transactions.
     The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that meets the applicable standards of the SEC and Nasdaq. The Nominating and Corporate Governance Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

     The Nominating and Corporate Governance Committee is comprised of Alex R. Lieblong, Chairman, Robert H. Adcock, Jr., Dale A. Bruns and William G. Thompson. The Board has determined that all members of the Committee satisfy independence requirements of the Nasdaq listing standards. The Nominating and Corporate Governance Committee met in February 2008 to select director nominees to be voted on at the Annual Meeting.
     Director Candidate Qualifications
     The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy outlines the qualifications the Committee looks for in a director nominee. Generally, the candidate should possess:
•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with performance as a director.
     More specifically, the Nominating Committee seeks candidates who possess various qualifications or skills, including leadership experience in business or other relevant fields, knowledge of the Company and the financial services industry, experience in serving as a director of another financial institution or public company generally, wisdom, integrity, analytical ability, familiarity with and participation in the communities served by the Company and its subsidiaries, commitment to and availability for services as a director, and any other factors the Committee deems relevant.
     Director Nominations Process
     After assessing and considering prevailing business conditions of the Company, legal and listing standard requirements for Board composition, the size and composition of the current Board, and the skills and experience of current Board members, any of the Chairman, the Nominating Committee or any Board member may identify the need to add a Board member or to fill a vacancy on the Board. The Committee identifies qualified director nominees from among persons known to the members of the Committee, by reputation or otherwise, and through referrals from trusted sources, including senior management, existing Board members, shareholders and independent consultants hired for such purpose. The Committee may request that senior officers of the Company assist the Committee in identifying and assessing prospective candidates who meet the criteria established by the Board.
     The Nominating Committee evaluates candidates based upon the candidate’s qualifications, recommendations, or other relevant information, including a personal interview. The Committee meets to consider and approve the candidates to be presented to the Board. The Committee then presents its proposed nominees to the full Board. The Board considers the recommendations of the Committee and approves candidates for nomination.
     The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”
Asset/Liability Committee
     Our Asset/Liability Committee consists of John W. Allison, Richard H. Ashley, James G. Hinkle, and Ron W. Strother. Mr. Strother serves as Chairman of the Asset/Liability Committee. The Asset/Liability Committee meets quarterly, and is primarily responsible for:
•	development and control over the implementation of liquidity risk and market risk management policies;

•	review of interest rate movements, forecasts, and the development of the Company’s strategy under specific market conditions; and

•	continued monitoring of the overall asset/liability structure of our bank subsidiaries to minimize interest rate sensitivity and liquidity risk.
Asset Quality Committee
     Our Asset Quality Committee consists of Robert H. Adcock, Jr., John W. Allison, Richard H. Ashley, and Ron W. Strother. Mr. Strother serves as Chairman of the Asset Quality Committee. The Asset Quality Committee meets quarterly, and is primarily responsible for:
•	development and control over the implementation of credit risk policies.

•	evaluate the impact of changing market conditions as its relates to the corresponding changes to the value of real estate used as collateral.

•	review problem loans such as: past due loans, special mention loans and classified loans (accruing and non-accruing).

•	monitoring of the overall asset quality of our bank subsidiaries to minimize exposure to losses in the loan portfolio.
REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
     In accordance with its written charter, which was re-approved in its current form by the Board of Directors on January 18, 2008, the Audit Committee assists the Board in, among other things, oversight of our accounting and financial reporting processes, our compliance with legal regulatory requirements, the qualifications and independence of the independent auditors and the performance of the internal and independent auditors. A copy of the Audit Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relation”/“Corporate Profile”/“Governance Documents.”
     Our Board of Directors has determined that all four members of the Committee are independent based upon the independence requirements of the SEC and Nasdaq, and that our Chairman, Mr. Engelkes, satisfies the criteria of an “audit committee financial expert” as defined by the regulations of the SEC.
     Management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of our accounting principles and reporting policies and for implementing and maintaining internal control over financial reporting. Our independent auditors are responsible for auditing the financial statements and internal controls over financial reporting and for reviewing our unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. Except for our Chairman, Mr. Engelkes, the members of the Audit Committee are not engaged in the practice of accounting or auditing and are not professionals in those fields. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States.
     During 2007, the Audit Committee had four regularly scheduled meetings and one telephonic meeting. The Audit Committee’s regular meetings were conducted in order to encourage communication among the members of the Audit Committee, management, the internal auditors, and our independent auditors, BKD, LLP. Among other things, the Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The Audit Committee also discussed with our independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

     The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2007, with management, the internal auditors, and our independent auditors. Management’s discussions with the Audit Committee included a review of critical accounting policies.
     The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between us and our auditors that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has reviewed and approved the amount of fees paid to BKD, LLP for audit and non-audit services. The Audit Committee concluded that the provision of services by BKD, LLP is compatible with the maintenance of BKD’s independence.
     Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2007, for filing with the SEC.
Home BancShares, Inc.
2007 Audit Committee Members
Jack E. Engelkes, Chairman
Robert H. Adcock, Jr.
Alex R. Lieblong
William G. Thompson
REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
     In accordance with its written charter, which was re-adopted in its current form by the Board of Directors on January 18, 2008, the Compensation Committee evaluates and approves the plans and policies related to the compensation of the Company’s executive officers and directors. A copy of the Compensation Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relation”/“Corporate Profile”/“Governance Documents.”
     The Committee met three times in 2007 to discuss, among other items, the salaries, bonuses and other compensation of the senior executive officers and other key employees of the Company, including the Chief Executive Officer. The Committee did not act by unanimous written consent at any time in 2007.
     In determining the compensation of the executive officers for 2008, the Committee, among other things, evaluated the performance of the Chief Executive Officer and the other executive officers in light of corporate goals and objectives and reviewed the Chief Executive officer’s compensation recommendations. The Committee also set the annual cash bonuses of the executive officers for 2007.

     The Compensation Committee reviewed and discussed with management the information provided in the following Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the calendar year ended December 31, 2007, for filing with the SEC.
Home BancShares, Inc.
2007 Compensation Committee Members
Dale A. Bruns, Chairman
Richard H. Ashley
Richard A. Buckheim
Jack E. Engelkes
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Philosophy and Program
     The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee Home BancShares’ compensation and benefit plans and policies, administer its stock plans, and review and approve annually all compensation decisions related to the named executive officers, the board members, and the CEO and Chief Financial Officer (“CFO”). The Committee submits its decision with regard to the CEO and CFO to the independent directors for their ratification.
     The Committee recognizes the importance of compensation and performance and seeks to reward performance with cost-effective compensation that aligns employee efforts with the business strategy of the Company and with the interest of the shareholders. The Committee also recognizes that the compensation should assist the Company in attracting and retaining key executives critical to its long-term success.
     The following principles guide the Committee:
•	Compensation levels should be sufficiently competitive to attract and retain key management for the banks and holding company. The Company hires experienced bank executives that have a track record in the market. Competition is strong for these talented and experienced people. The compensation package must be strong and competitive in that market.

•	Compensation should relate directly to performance and responsibility. Compensation should vary with the performance and responsibility of the individual. It should always be proportional to the contribution to the Company’s success.

•	Short-term incentive compensation should motivate high performance. The Company uses the cash bonus plan to motivate individuals with roles and responsibility that give them the ability to directly impact performance and strategic direction.

•	The Company’s Non-Qualified Stock Option Plan should align management with shareholders’ interests. Awards of stock options or other forms of long-term compensation should encourage management to focus on the long-term growth and success of the Company. It should provide management with a meaningful stake in the Company and the prospects of a long-term career.
     Examples of actions of the Committee in 2007 to implement this philosophy are:
•	Approved a Chairman’s Retirement Plan for John W. Allison, our Chairman and Chief Executive Officer.

•	Granted stock options to directors and senior executives with 2 to 5 year vesting.

     The Committee compares total compensation levels for the executive officers to the compensation paid to executives of a peer group comprised of similar financial holding companies of comparable size. For 2007, the peer group consisted of: Alabama National BancCorporation, BancorpSouth, Bank of the Ozarks, BankAtlantic Bancorp, Cadence Financial Corp., CapitalSouth Bancorp., First Security Group, Franklin Bank Corp., Hancock Holding Co., IBERIABANK Corp., Pinnacle Financial Partners, Prosperity Bancshares, Renasant Corp., Republic Bancorp, Seacoast Banking Corp. of Florida, Simmons First National Corp., South Financial Group, Southwest Bancorp, Sterling Bancshares, Superior Bancorp, Trustmark Corp, United Community Banks and Whitney Holding Corp.
     The Company did not use the services of an independent compensation consultant to advise on compensation issues in 2007. The Committee will review this decision on an annual basis and employ such a consultant when the Committee determines that it would be helpful.
Components of Compensation
     The key elements of the Company’s executive compensation program are:
•	Base salary

•	Short-term incentives (bonuses)

•	Long-term incentives compensation (options)

•	Retirement and insurance benefit plans

•	Certain defined perquisites
     The Company tries to determine the proper mix of base, short-term and long-term incentive compensation. In our markets there are a number of national, regional and community banks. The competition for experienced executives in banking is strong. The Committee understands that being a public company that can offer equity incentives, a community banking philosophy, and an above average base pay puts the Company in a competitive position for strong management. The public market for the stock and its easily accessible value is a positive factor in aligning the management’s interest with that of the shareholders and making them meaningful stakeholders.
     Base Salary
     Base salaries are targeted at the upper levels for the peer group of companies and are adjusted to recognize varying levels of responsibility, individual performance, individual banks performance if appropriate and internal equity issues. The Committee reviews the base salaries of the executive officers annually. This base salary provides the foundation for a total compensation package that is required to attract, retain and motivate the officers. Mr. Allison, CEO, has declined to receive a salary or bonus but may or may not continue to do so in the future. He believes that not receiving compensation for his duties as Chairman and CEO, but instead depending on dividends and appreciation in the value of the stock he holds, his interests are best aligned with those of our shareholders. Consistent with this belief, Mr. Allison did not receive a salary in 2007. Generally, base salaries are not directly related to specific measures of performance, but are determined by experience, the scope and complexity of the position, current job responsibilities, and salaries of competing banks. The Company does not use benchmarking.
     Short-term Incentives
     An annual cash bonus plan is intended to reward individual performance for that year. The Compensation Committee reviews the individual performance of the officer, and if they are in charge of a subsidiary bank, the performance of that bank. In evaluating a bank president, the Committee reviews the goals for that subsidiary bank, including return on assets, growth in assets, asset quality, return on equity, gross margin, net income, operating income, net cash flow and regulatory examination results. In evaluating an executive officer of the parent, the Committee reviews the goals of the parent company including shareholder return, earnings per share, and the other criteria noted above. The final consideration is the overall profitability of the Company. The Committee then determines the amount of the awards.

     Long-term Incentives
     Consistent with the Company’s philosophy that favors compensation based upon performance, long-term incentives comprise a significant component of total compensation. In March 2006, the Board of Directors adopted and, at the 2006 annual meeting, the shareholders approved the 2006 Stock Option and Performance Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain highly qualified officers, directors, and key employees, and to encourage those employees to improve our business results. The Plan is administered by our Compensation Committee. Subject to the terms of the Plan, the Committee may select participants to receive awards; determine the types, terms, and conditions of awards; and interpret provisions of the Plan.
     It is the policy of the Committee to award grants with an exercise price set at the fair market value on the date of the grant. The Company does not have a practice of timing option grants to coordinate with the release of material non-public information. The Committee evaluates opportunities under the Plan along with the annual setting of salaries and awarding bonuses. The Committee will also consider awards under the Plan if appropriate in recruiting a new employee.
     The Committee uses one or more of the following business criteria, on a consolidated basis and/or with respect to specified subsidiaries (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:
•	shareholder return;

•	return on assets;

•	growth in assets;

•	return on equity;

•	earnings per share;

•	net income;

•	operating income; and

•	free cash flow.
     Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Home BancShares may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards are generally performance-based meeting those requirements and, as such, are deductible. We do not currently have any executive officer with compensation of $1,000,000 and the Compensation Committee has not adopted a policy with regard to this issue.
     The Company has both regular and performance based nonqualified stock options. The Committee has set a cliff-vesting date of January 1, 2010, for the issued performance based options, and has tied the eligibility for those options to annual or cumulative performance goals for the Company and for individual banks. If the annual goals are met, then a percentage of the options are eligible for exercise at the end of the cliff-vesting period. If annual goals are not met, but the Company meets its five-year cumulative goals, participants in the Plan may still become eligible for 100% of the options originally awarded to them. The Committee does not have a policy of adjusting awards if performance goals are not met.
     The Committee believes that these performance based options that are based in part on the results of the subsidiary bank under the direction of the officer and the cliff vesting of all the options provide annual incentives. The stock awards granted in 2006 and 2007 are achieving their objective, but the Committee will continue to evaluate the need for additional awards.

     Retirement and Insurance Benefits
     Post-Termination Benefits. We do not have any employment, salary continuation, or severance agreements currently in effect for any of our executive officers.
     Chairman’s Retirement Plan. At its April 20, 2007, meeting, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for our Chairman and Chief Executive Officer, John W. Allison. The Chairman’s Retirement Plan provides a supplemental retirement benefit to Mr. Allison of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later. The benefits under the plan vest based on Mr. Allison’s age according to the following schedule: age 61 — 7.5%, age 62 — 35.0%, age 63 — 60.0%, age 64 — 82.0% and age 65 — 100.0%. These benefits will become 100% vested if any of the following events occur before Mr. Allison reaches the age of 65: his death, disability or involuntary termination from the Company without cause, or a change in control of the Company. The vested benefits are payable over 10 years or Mr. Allison’s life, whichever is greater, and commence on the earlier of Mr. Allison reaching age 65 or termination of his employment with the Company for any reason other than death. If Mr. Allison dies before the benefits commence, his beneficiary is entitled to receive the benefits for 10 years. If he dies during the 10 year guaranteed benefit period, his beneficiary will receive the remaining payments due during the guaranteed period. If he dies after the guaranteed benefit period, no further benefits will be paid. The annual benefit will be paid in monthly installments.
     Supplemental Executive Retirement Plan. Prior to our acquisition of Community Bank, the bank purchased life insurance policies on its President and Chief Executive Officer, Tracy M. French. The policies offset benefit expenses associated with a supplemental annual retirement benefit that grows on a tax-deferred basis. A portion of the benefit is determined by an indexed formula. The balance of the benefit is determined by crediting interest on the accrued balances. The calculation for the benefit expense accrual is: insurance policy income minus opportunity cost plus interest. The opportunity cost is determined by the bank and is equal to the one year Treasury Bill rate. Community Bank retains the opportunity cost. Prior to Mr. French’s retirement, any earnings in excess of the opportunity costs are accrued to a liability reserve account for his benefit. In addition, that liability account is credited with interest at a rate of 8.0%. At retirement, this liability reserve account is amortized with interest and paid out over a period of 15 years. Subsequent to the liability account being paid out in full, Mr. French will begin receiving an “index retirement benefit” payable for life. If Mr. French dies while there is a balance in his account, this balance will be paid in a lump sum to Mr. French’s beneficiaries.
     The life insurance benefit for Mr. French is being provided by an endorsement split dollar life plan. Should the executive die while employed by the bank, this death benefit is equal to 70% of the net at risk life insurance portion (total benefit less cash value) of the policies insuring the life of Mr. French. Community Bank has all ownership rights in the death benefits and surrender values of the insurance policy on Mr. French. Its obligations under the retirement benefit portion of this policy are unfunded; however, the bank has purchased life insurance policies on Mr. French that are actuarially designed to offset the annual expenses associated with the benefit portion of the policy and will, given reasonable actuarial assumptions, offset all of the cost during Mr. French’s lifetime and provide a complete recovery of costs at death.
     401(k) Plan. All our full- and part-time employees over the age of 21 are eligible to participate in our 401(k) Plan immediately. We contribute a matching contribution equal to 50% of the participants’ first 6% of deferred compensation contribution. In addition, we may make a discretionary contribution of up to 3% of total compensation. No discretionary contributions were made during 2007.
     Health and Insurance Benefits. Our full-time officers and employees are provided hospitalization and major medical insurance. We pay a substantial part of the premiums for these coverages. All insurance coverage under these plans is provided under group plans on generally the same basis to all of our full-time employees. Also, we provide other basic insurance coverage including dental, life, and long-term disability insurance.
     In 2004, First State Bank adopted an endorsement split dollar life insurance plan which provides for the purchase of life insurance policies insuring the life of Mr. Allison. Both the bank and Mr. Allison have an interest in each of the policies, and therefore, this is classified as an endorsement split-dollar plan. Mr. Allison’s beneficiaries will be entitled to an amount equal to 50% of the net-at-risk insurance portion of the total proceeds. The net-at-risk portion is the total proceeds less the cash value of the policy. Mr. Allison recognizes the economic value of this death benefit each year on his individual income tax return. The beneficiaries of the policies are named by Mr. Allison and the bank will receive the remainder of the death benefit. The bank has all ownership rights in the death benefits and surrender values of the policies. The premium paid on June 4, 2004, for the policies was $4.8 million. Effective December 22, 2006, the death benefits payable under these policies split between the bank and Mr. Allison’s beneficiaries. If the death benefit were paid in 2008, approximately $7.9 million would be paid to the bank and approximately $2.3 million would be paid to Mr. Allison’s beneficiaries.
     Pension Plans. In connection with the acquisition of Bank of Mountain View and Community Bank, we assumed two defined benefit pension plans. The Community Bank plan was frozen in 2000, and the Bank of Mountain View plan was frozen at the time of the acquisition. As a result, there have been no new participants in the plans and additional benefits earned. None of our executive officers or directors are participants in these frozen plans. The two plans were terminated in 2007. We made $326,000 in employer contributions to the plans in 2007.
     Perquisites
     Home Bancshares provided certain perquisites to executive management in 2007. These perquisites included:
•	Country club dues

•	Gasoline for personal car

•	401(k) contributions

•	Use of company owned car
     The Company does not own its own airplane, but does use an airplane owned by Mr. Allison’s company, Capital Buyers. An employee of the Company is a pilot and flies the airplane. Mr. Allison also uses the pilot for personal travel which may or may not occur during working hours. When the Company uses the plane, Capital Buyers charges the Company for out of pocket expenses only.
Compensation of the Chairman and Chief Executive Officer
     As of December 31, 2007, Mr. Allison received no salary or bonus from the Company. He has stated publicly to investors and to the Compensation Committee that he does not take a salary so that his interests are the same as the investors. His compensation has come from an increase in stock value. He may or may not continue to decline a salary or bonus in the future.
     On March 13, 2006, Mr. Allison received 62,400 performance based stock options at the then fair market value of $13.18 per share. He surrendered SARS of approximately the same value. The stock options vest on January 1, 2010, if the Company meets stated performance goals. Twenty percent of the options become eligible for exercise every year if the Company meets the annual performance goals. If the annual performance goals are not met, that 20% of the options would only become eligible if before January 1, 2010, the Company had met the cumulative goals. The Company met its annual goals in 2007. Therefore, 12,480 options became eligible and can be exercised by Mr. Allison on January 1, 2010, if he is still holding office with the Company at that time. A total of 24,960 options are now eligible for exercise by Mr. Allison on January 1, 2010, if he is still holding office with the Company at that time. The Committee believes that Mr. Allison’s compensation arrangement is very beneficial to shareholders.
     On January 19, 2007, Mr. Allison was awarded 20,000 stock options. These stock options will vest in two equal annual installments beginning on January 19, 2008. The exercise price of these options is $24.15, the fair market value on the date of grant.
     On January 10, 2008, Mr. Allison received 2,000 stock options in connection with the grant of stock options to all non-employee directors of the Company. These stock options will vest in five equal annual installments beginning on January 10, 2009. The exercise price of these options is $20.44, the fair market value on date of grant.
     On January 18, 2008, the Compensation Committee awarded Mr. Allison an additional 15,000 stock options. These stock options will vest in five equal annual installments beginning on January 18, 2009. The exercise price of these options is $20.28, the fair market value on date of grant. The Committee based the award on its conclusion that, through Mr. Allison’s leadership, the Company had completed another very successful year, which included record earnings for the Company and the acquisition of an additional bank subsidiary in the Central Arkansas market area.
     At its April 20, 2007, meeting, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for Mr. Allison, which provides him a supplemental retirement benefit of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later. The benefits under the plan vest based on Mr. Allison’s age beginning at age 61 and fully vest when Mr. Allison reaches age 65. The benefits will also become 100% vested if, before Mr. Allison reaches the age of 65, he dies, becomes disabled, is involuntarily terminated from the Company without cause, or there is a change in control of the Company. The vested benefits will be paid in monthly installments. The benefit payments will begin on the earlier of Mr. Allison reaching age 65 or the termination of his employment with the Company for any reason other than death. If Mr. Allison dies before the benefits commence or during the 10 year guaranteed benefit period, his beneficiary will receive any remaining payments due. If he dies after the guaranteed benefit period, no further benefits will be paid. See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” for more information on the Chairman’s Retirement Plan.
     Mr. Allison serves on the board of directors of each of the Company’s subsidiary banks. As a member of the board of directors of each subsidiary bank, he receives a fee for his attendance at each meeting of that subsidiary bank board. The fees for his attendance at the meetings are set by the respective boards of directors of each subsidiary bank.
EXECUTIVE COMPENSATION
     The following table sets forth various elements of compensation awarded to or paid by us for services rendered in all capacities by our CEO, our CFO and our three other most highly-compensated executive officers, our “named executive officers,” during the fiscal year ended December 31, 2007:
[Table follows on next page.]

Summary Compensation Table

							Change in
							pension value
							and non-
							qualified
						Non-equity	deferred
Name and				Stock	Option	incentive plan	compensation	All other
principal position	Year	Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
John W. Allison,	2007	—	—	—	$105,228	—	—	$521,164	(1)	$626,392
Chairman and	2006				50,781			93,070		143,851
Chief Executive Officer

Randy E. Mayor,	2007	$190,550	$82,000	—	28,829	—	—	6,907	(2)	308,286
Chief Financial	2006	185,000	83,250		28,829			11,677		308,756
Officer and Treasurer

Ron W. Strother,	2007	267,500	60,000	—	65,520	—	—	7,354	(3)	400,374
President and Chief	2006	267,500	26,750		65,520			18,686		378,456
Operating Officer

Tracy M. French,	2007	197,837	93,862	—	24,024	—	43,803	10,518	(4)	370,044
President and Chief	2006	197,836	82,250		24,024		40,437	11,087		355,634
Executive Officer of Community Bank

C. Randall Sims,	2007	206,000	103,000	—	28,829	—	—	11,581	(5)	349,410
President and Chief	2006	200,000	90,000		28,829			13,196		332,025
Executive Officer of First State Bank

(1)	Mr. Allison used a pilot employed by the Company for personal trips in an airplane owned by Capital Buyers, a company owned by Mr. Allison. The incremental cost of those services were determined to be $20,500, using $500 per day, current rate for a commercial pilot, times 41 days of personal travel. Other Compensation also includes Company Board of Directors fees, $10,200; subsidiary bank director fees, $63,934; committee fees, $14,445; supplemental retirement plan, $387,899; auto allowance, $12,000; gasoline for personal car, $2,788; country club dues, $4,365; and Company-owned life insurance ownership, $5,033.

(2)	Includes country club dues, $1,190; and 401(k) contribution, $5,717.

(3)	Includes personal use of Company car, $3,644; and 401(k) contribution, $3,710. The incremental cost of the car was determined by multiplying the percentage of personal miles times the annual lease value of the car.

(4)	Includes gasoline for personal use of Company car, $1,133; personal use of Company car, $3,440; and 401(k) contribution, $5,945. The personal use of the car was determined the same as disclosed in Note 3 above.

(5)	Includes gasoline for personal use of Company car, $554; personal use of Company car, $2,468; country club dues, $2,559; and 401(k) contribution, $6,000. The personal use of the car was determined the same as disclosed in Note 3 above.

Employment Agreements
     We currently do not have any employment, salary continuation or severance agreements in effect with any of our executive officers.
Stock Awards and Stock Option Grants
     In 2007, our Board of Directors adopted and, at the 2007 annual meeting, our shareholders approved an amendment to the Home BancShares 2006 Stock Option and Performance Incentive Plan to increase the number of shares authorized for issuance under the Plan from 1,200,000 to 1,500,000. In 2007, options to purchase an aggregate of 41,190 shares of common stock were granted pursuant to the Plan, and options to purchase 44,387 shares were exercised. Options to purchase 1,055,065 shares remained outstanding under the Plan as of February 15, 2008, and options to purchase 358,482 shares of common stock remained available for future grant under the Plan. See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” for more information on the 2006 Stock Option and Performance Incentive Plan.
     The following table contains information about awards granted pursuant to the Plan to each of our named executive officers during the fiscal year ended December 31, 2007:
Grants of Plan-Based Awards Table

All other
option
								All other	awards:	Exercise
								stock	number	or base	Grant
								awards:	of	price of	date fair
								number	securities	option	value of
		Estimated future payouts under			Estimated future payouts under			of shares	under-	awards	stock and
	Grant	non-equity incentive plan awards			equity incentive plan awards			of stock	lying	(per	option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	options	share)	awards
John W. Allison	1/19/07	—	—	—	—	—	—	—	20,000	$24.15	$110,400
Randy E. Mayor	N/A	—	—	—	—	—	—	—	—	—	—
Ron W. Strother	N/A	—	—	—	—	—	—	—	—	—	—
Tracy M. French	N/A	—	—	—	—	—	—	—	—	—	—
C. Randall Sims	N/A	—	—	—	—	—	—	—	—	—	—
     The stock options granted to Mr. Allison on January 19, 2007, will vest in two equal annual installments beginning on January 19, 2008.
     The Company does not currently have a policy regarding repricing of stock options.
     The following table contains information about unexercised stock options previously granted to each of our named executive officers that are outstanding as of December 31, 2007. The Company has not issued any stock awards; therefore, the table does not include any information related to stock awards:
[Table follows on next page.]

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards
			Equity
			incentive plan
			awards:
	Number of	Number of	Number of
	securities	securities	securities
	underlying	underlying	underlying
	unexercised	unexercised	unexercised
	options	options	unearned	Option	Option
Name	exercisable	unexercisable	options	exercise price	expiration date
John W. Allison	1,200	—	—	$7.33	12/31/2010
	1,200	—	—	7.33	12/31/2011
	1,200	—	—	7.33	12/31/2012
	1,200	—	—	7.33	12/31/2013
	1,200	—	—	7.33	12/31/2014
	300	—	—	8.33	12/31/2011
	300	—	—	8.33	12/31/2012
	300	—	—	8.33	12/31/2013
	300	—	—	8.33	12/31/2014
	300	—	—	8.33	12/31/2015
	300	—	—	9.33	12/31/2012
	300	—	—	9.33	12/31/2013
	300	—	—	9.33	12/31/2014
	300	—	—	9.33	12/31/2015
	300	—	—	9.33	12/31/2016
	300	—	—	10.00	12/31/2013
	300	—	—	10.00	12/31/2014
	300	—	—	10.00	12/31/2015
	300	—	—	10.00	12/31/2016
	300	—	—	10.00	12/31/2017
	300	—	—	11.67	12/31/2014
	300	—	—	11.67	12/31/2015
	300	—	—	11.67	12/31/2016
	300	—	—	11.67	12/31/2017
	—	300	—	11.67	12/31/2018
	300	—	—	12.67	12/31/2015
	300	—	—	12.67	12/31/2016
	300	—	—	12.67	12/31/2017
	—	300	—	12.67	12/31/2018
	—	300	—	12.67	12/31/2019
	75,000	—	—	12.67	7/27/2015
	—	62,400	—	13.18	3/13/2016
	135	—	—	6.14	3/20/2012
	1,935	—	—	6.14	12/31/2009
	774	—	—	6.14	3/31/2011
	1,212	—	—	11.34	12/31/2013
	1,212	—	—	11.34	12/31/2014
	3,636	—	—	11.34	1/1/2015

	Option Awards
			Equity
			incentive plan
			awards:
	Number of	Number of	Number of
	securities	securities	securities
	underlying	underlying	underlying
	unexercised	unexercised	unexercised
	options	options	unearned	Option	Option
Name	exercisable	unexercisable	options	exercise price	expiration date
John W. Allison (cont’d.)	242	—	—	$11.34	12/31/2014
	970	—	—	11.34	1/1/2015
	1,212	—	—	11.34	1/1/2015
		20,000		24.15	1/18/2017
Randy E. Mayor	12,273	—	—	7.33	12/31/2009
	12,273	—	—	7.33	12/31/2010
	12,273	—	—	7.33	12/31/2011
	12,273	—	—	7.33	12/31/2012
	12,273	—	—	7.33	12/31/2013
	—	37,440	—	13.18	3/13/2016
Ron W. Strother	24,000	—	—	12.67	5/25/2016
	24,000	—	—	12.67	5/25/2017
	—	24,000	—	12.67	5/25/2018
	—	24,000	—	12.67	5/25/2019
Tracy M. French	—	31,200	—	13.18	3/13/2016
C. Randall Sims	12,273	—	—	7.33	12/31/2009
	12,273	—	—	7.33	12/31/2010
	12,273	—	—	7.33	12/31/2011
	12,273	—	—	7.33	12/31/2012
	12,273	—	—	7.33	12/31/2013
	—	37,440	—	13.18	3/13/2016
Option Exercises and Stock Awards Vested in 2007
          Our named executive officers did not exercise any stock options or acquire any common shares on vesting of stock awards during 2007.
Pension and Other Benefits
          The following table contains information about the actuarial present value of the accumulated benefit to each of our named executive officers under each plan in which the named executive officer participates that provides for the payment of specified retirement benefits or benefits that will be paid primarily following retirement:

Present
		Number of	value of	Payments
		years credited	accumulated	during last
Name	Plan Name	service	benefit	fiscal year
John W. Allison	N/A	—	—	—
Randy E. Mayor	N/A	—	—	—
Ron W. Strother	N/A	—	—	—
Tracy M. French	Flexible Premium Adjustable Life Insurance Policy (Strategic Life Exec)	5	$1,122,265	—
C. Randall Sims	N/A	—	—	—

Nonqualified Deferred Compensation
          We do not currently have in effect any defined contribution or other plan that provides for the deferral of compensation to any of our executive officers on a basis that is not tax-qualified.
Payments Upon Termination or Change-In-Control
          We do not currently have in effect any compensatory plan or other arrangement that provides for payments or the provision of benefits to any of our executive officers, other than as provided in the Chairman’s Retirement Plan, upon their termination of employment with the Company or upon a change in control of the Company or a change in the officer’s responsibilities. See “COMPENSATION DISCUSSION AND ANALYSIS — Components of Compensation” for more information on the Chairman’s Retirement Plan.
Director Compensation
          The following table sets forth various elements of compensation awarded to or paid by us to our directors, other than our named executive officers, during the fiscal year ended December 31, 2007:

					Change in
					pension value
	Fees				and
	earned or			Non-equity	nonqualified
	paid in	Stock	Option	incentive plan	compensation	All other
Name	cash(1)	awards	awards	compensation	earnings	compensation	Total
Robert H. Adcock, Jr.	$14,493	—	$531	—	—	—	$15,024
Richard H. Ashley	38,500	—	—	—	—	—	38,500
Dale A. Bruns	36,985	—	1,980	—	—	—	38,965
Richard A. Buckheim	78,850	—	—	—	—	—	78,850
Jack E. Engelkes	32,691	—	1,980	—	—	—	34,671
Frank D. Hickingbotham(2)	3,000	—	—	—	—	—	3,000
Herren C. Hickingbotham(2)	9,925	—	—	—	—	—	9,925
James G. Hinkle	33,700	—	—	—	—	—	33,700
Alex R. Lieblong	5,475	—	1,980	—	—	—	7,455
William G. Thompson	11,900	—	—	—	—	—	11,900

(1)	Includes Company Board of Directors and committee fees, subsidiary bank director fees and subsidiary bank committee fees.

(2)	Frank D. Hickingbotham and Herren C. Hickingbotham resigned from the Board of Directors on October 8, 2007, to pursue other business commitments.
          During 2007, our non-employee directors received $1,000 ($2,000 for the chairman) for each meeting of the board attended. Directors serving on the Audit or Compensation Committees received $400 ($800 for the chairman) for each meeting attended of those committees, and directors serving on other board committees received $250 ($500 for the chairman) for each meeting attended of those other committees. In 2008, our non-employee directors will receive $1,500 ($3,000 for the chairman) for each meeting of the board attended. The fees for 2008 for attendance at committee meetings will be the same as for 2007.
          On January 10, 2008, each of our non-employee directors listed in the table above received 1,000 stock options with an exercise price of $20.44 per share, the fair market value of our common stock on the date of grant. These stock options will vest in five equal annual installments beginning on January 10, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Banking Transactions. Most of our directors and officers, as well as the firms and businesses with which they or members of their immediate families are associated, are customers of our bank subsidiaries. Our bank subsidiaries have engaged in a variety of loan transactions in the ordinary course of business with these individuals and their families and businesses, and it is anticipated that such transactions will occur in the future. In the case of all such related party transactions, each transaction was approved by either the Audit Committee, the Nominating and Corporate Governance Committee, the Board of Directors or the bank subsidiary’s board of directors. In addition, these loans were made on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions of others. In the opinion of our management, those loan transactions do not involve more than a normal risk of collectability or present other unfavorable features.
          As of December 31, 2007, the loans made by our bank subsidiaries to their respective directors and officers and to directors and officers of the Company, either directly or as guarantors, amounted to $81.9 million. We believe that all such extensions of credit were made in conformity with the requirements of Federal Reserve Board Regulation O.
          Real Estate Transactions. We lease certain of our properties from persons who are affiliated with us. The property used by our Marketing and Sales Department, in Conway, Arkansas, is leased from First Real Estate LTD Partnership LLLP, which includes one of our directors, Robert H. Adcock, Jr. We lease the property located on Hogan Lane in Conway, Arkansas, from Allison, Adcock & Rankin, LLC, a limited liability company owned in part by John W. Allison and Robert H. Adcock, Jr. Mr. Allison is our Chairman and Chief Executive Officer. We lease the land for Twin City Bank’s principal office in Lakewood Village Shopping Center from Conservative Development Company, a corporation controlled, through common ownership, by Richard H. Ashley, who is one of our directors. During 2007, the aggregate payments we made, directly or indirectly, to the named persons for the various leases described above were less than $120,000.
          We believe the terms of each of the agreements described above are no less favorable to us than we could have obtained from an unaffiliated third party. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates. All proposed related party transactions are presented to the Nominating and Corporate Governance Committee of our Board of Directors for consideration and approval. The Committee does not currently have any formal policies or procedures with respect to its review, approval, or ratification of related party transactions, but considers each related party transaction or proposed related party transaction on a case-by-case basis. According to its charter, the Committee follows the definition of “related party transaction” provided in the SEC’s regulations under the Securities Act of 1933.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16 of the Securities and Exchange Act of 1934, as amended, requires each director, officer, and any individual beneficially owning more than 10 percent of the Company’s common stock to file reports on Forms 3, 4, and 5 disclosing beneficial ownership and changes in beneficial ownership of the common stock of the Company with the SEC within specified time frames. These specified time frames require the Form 3’s to be filed on or before the effective date of the issuer’s registration statement. Changes in ownership must be filed on Form 4 within two business days of the transaction. Based solely on information provided to the Company by individual directors and officers, we believe that all our Section 16 filers complied with the filing requirements during the fiscal year, except as indicated below. Jack E. Engelkes inadvertently failed to timely file a Form 4 disclosing the exercise of stock options. Alex R. Lieblong and Richard H. Ashley each inadvertently failed to timely file a Form 4 disclosing the acquisition of shares of the Company’s common stock.

PRINCIPAL SHAREHOLDERS OF THE COMPANY
          The authorized common stock of the Company consists of 50,000,000 shares at $0.01 par value. As of the close of business on February 5, 2008, there were 18,334,378 shares outstanding held by approximately 3,731 registered and beneficial shareholders.
          The following table sets forth certain information as of January 31, 2008, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and all of our directors and executive officers as a group, and by each person known to us who beneficially owned more than 5% of the outstanding shares of our common stock.
          Information in this table is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days from January 31, 2008.
          Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his shares. The address for each of our directors and named executive officers is c/o Home BancShares, Inc., 719 Harkrider, Suite 100, Conway, Arkansas 72032.

	Amount and Nature	Percent of
	of Beneficial	Shares
Name of Beneficial Owner	Ownership	Outstanding (1)
5% or greater holders:
T. Rowe Price Associates, Inc. (2)	922,248	5.0%

Directors and executive officers:
Robert H. Adcock, Jr. (3)	694,672	3.8%
John W. Allison (3)(4)	2,648,640	14.4%
Richard H. Ashley (5)	1,113,695	6.1%
Dale A. Bruns (3)	108,355	*
Richard A. Buckheim (3)	41,965	*
S. Gene Cauley	327,423	1.8%
Jack E. Engelkes (3)(6)	67,992	*
Tracy M. French (7)	21,977	*
James G. Hinkle (8)	169,553	*
Alex R. Lieblong (3)(9)	556,360	3.0%
Randy E. Mayor (3)(10)	122,533	*
C. Randall Sims (3)(11)	138,509	*
Ron W. Strother (3)(12)	103,117	*
William G. Thompson (13)	101,132	*
All directors and executive officers as a group (20 persons) (3)	6,444,590	35.2%

*	Less than 1%.

(1)	The percentage of our common stock beneficially owned was calculated based on 18,334,378 shares of our common stock outstanding as of January 31, 2008. The percentage assumes that the person in each row has exercised all options that are exercisable by that person or group within 60 days of January 31, 2008.

(2)	Based on information as of December 31, 2007, obtained from a Schedule 13G filed with the SEC on or about February 13, 2007, by T. Rowe Price Associates, Inc. (“Price Associates”). The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Price Associates’ Schedule 13G. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Includes shares that may be issued upon the exercise of vested common stock options, as follows: Mr. Adcock, 300 shares; Mr. Allison, 108,928 shares; Mr. Bruns, 2,100 shares; Mr. Buckheim, 2,844 shares; Mr. Engelkes, 2,700 shares; Mr. Lieblong, 8,850 shares; Mr. Mayor, 61,365 shares; Mr. Sims, 61,365 shares; Mr. Strother, 48,000 shares; and all directors and executive officers as a group, 371,167 shares.

(4)	Includes 360,969 shares owned by Mr. Allison’s spouse, either individually or as custodian for their children, 3,425 shares held in Mr. Allison’s IRA and 14,169 shares owned by Capital Buyers, a company that is owned by Mr. Allison.

(5)	Includes 2,895 shares held in Mr. Ashley’s IRA, 3,900 shares owned by Mr. Ashley’s spouse, 1,545 shares owned by the IRA of Mr. Ashley’s spouse, 356,298 shares owned by Conservative Development Company, a corporation of which Mr. Ashley is president, and 196,445 shares owned by RHA Investments, a company of which Mr. Ashley is a partner.

(6)	Includes 36,794 shares owned by Mr. Engelkes’ spouse, 9,048 shares for which Mr. Engelkes is custodian for his children, and 807 shares held in Mr. Engelkes’ Simple IRA.

(7)	Includes 4,712 shares owned by Mr. French’s 401(k) plan, 5,560 shares held in Mr. French’s IRA, 2,008 shares owned by the Daniel French Trust, and 1,332 shares owned by the Daniel French Irrevocable Trust.

(8)	Includes 167,763 shares owned by the James G. Hinkle Revocable Trust.

(9)	Includes 11,034 shares that are owned by Mr. Lieblong’s spouse, and 342,900 shares that are owned by Key Colony Fund L.P., a hedge fund of which Mr. Lieblong is the managing partner.

(10)	Includes 3,926 shares owned by Mr. Mayor’s 401(k) plan, and 12,708 shares held in Mr. Mayor’s IRA.

(11)	Includes 1,500 shares owned by Mr. Sims’ children, 24,268 shares held in Mr. Sims’ IRA and 3,877 shares owned by Mr. Sims’ 401(k) plan.

(12)	Includes 4,492 shares owned by Mr. Strother’s 401(k) plan.

(13)	Includes 2,648 shares owned by Mr. Thompson’s IRA, 3,093 shares owned by the IRA of Mr. Thompson’s spouse, 54,501 shares owned by Thompson Brothers LLC, a company of which Mr. Thompson is a partner, and 304 shares owned by B and L Thompson Investments LLC, a company owned by Mr. Thompson.
[Remainder of page intentionally left blank.]

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Our consolidated financial statements as of and for the fiscal year ended December 31, 2007, were audited by BKD, LLP, an independent registered public accounting firm. In 2007, the Audit Committee of the Board of Directors and our shareholders approved the engagement of BKD, LLP to be our independent registered accounting firm for fiscal year 2007. The Audit Committee intends to approve the re-engagement of BKD, LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2008, subject to the ratification of the appointment by our shareholders at the Annual Meeting and our formal acceptance of an engagement letter from BKD, LLP after the Annual Meeting.
          Shareholders’ ratification of the selection of BKD, LLP to be our independent registered public accounting firm for fiscal year 2008 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of BKD, LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of the Company and our shareholders.
          Representatives of BKD, LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
The Board of Directors Recommends that Shareholders Vote
FOR
the Ratification of the Appointment of BKD, LLP
as the Company’s Independent Registered Public Accounting Firm
for the 2008 Calendar Year
AUDIT AND NON-AUDIT FEES
          The following table represents aggregate fees billed for professional audit services rendered by BKD, LLP to provide the audit of our annual financial statements for the years ended December 31, 2007, and December 31, 2006, respectively.

	2007	2006
Audit fees(1)	$642,662	$472,386
Audit-related fees(2)	57,542	45,735
Tax fees(3)	50,243	41,339
All other fees(4)	34,585	25,568

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

(2)	Audit related fees included SAS70 review of the Company’s data processing subsidiary and research and conferences regarding various matters.

(3)	Tax fees for 2007 primarily related to preparation of the Company’s income tax returns.

(4)	Other fees related to fees paid by the Company on behalf of the Company’s retirement plan for third-party administration of the Company’s defined contribution plan.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
          The Audit Committee has the responsibility of appointing, setting compensation for and overseeing the work of the independent auditor, and has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.
          Prior to engagement of the independent auditor for next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.
(1)	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services, and consultation regarding financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice.

(4)	Other fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.
          Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.
          The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.
SUBMISSION OF SHAREHOLDER PROPOSALS
          In order for a proposal by a shareholder to be presented at an annual meeting of our shareholders, the proposal must be included in the related proxy statement and proxy form. Proposals by shareholders intended to be presented at the Annual Meeting of Shareholders in 2009 must be received by the Company no later than November 15, 2008, for possible inclusion in the proxy statement relating to that meeting.
          For a shareholder proposal to be included in the proxy statement and proxy form for an annual meeting of the Company’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Securities Act; and (2) be received by the Company at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: C. Randall Sims, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 15, 2008, in the case of the Annual Meeting of Shareholders in 2009. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the Company begins to print and mail its proxy materials.

WHERE YOU CAN FIND MORE INFORMATION
          We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning the Company at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also view and print reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, from the SEC website at www.sec.gov.
SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE
MEETING ARE URGED TO VOTE BY TELEPHONE,
MAIL OR INTERNET.
IF YOU VOTE BY TELEPHONE OR THE INTERNET,
DO NOT RETURN YOUR PROXY CARD

By Order of the Board of Directors

C. RANDALL SIMS
Secretary

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM, Central Standard Time, on April 24, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed for a term of one year and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 – John W. Allison	☐	☐	02 – Ron W. Strother	☐	☐	03 – C. Randall Sims	☐	☐

	04 – Robert H. Adcock, Jr.	☐	☐	05 – Richard H. Ashley	☐	☐	06 – Dale A. Bruns	☐	☐

	07 – Richard A. Buckheim	☐	☐	08 – S. Gene Cauley	☐	☐	09 – Jack E. Engelkes	☐	☐

	10 – James G. Hinkle	☐	☐	11 – Alex R. Lieblong	☐	☐	12 – William G. Thompson	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.	☐	☐	☐	3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — HOME BANCSHARES, INC.

719 Harkrider Street, Suite 100
Conway, Arkansas 72032
(501) 328-4656
www.homebancshares.com
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 24, 2008
The undersigned constitutes and appoints C. Randall Sims and Randy E. Mayor or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Home BancShares, Inc. which the undersigned is entitled to vote at the Annual Meeting of shareholders of the company to be held on April 24, 2008, at 6:30 p.m. (CDT) at the Agora Conference Center, located at 705 East Siebenmorgan Road, Conway, Arkansas, for the purposes stated on the reverse side.
Only shareholders of record on March 7, 2008, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting.
YOUR VOTE IS IMPORTANT
PLEASE EXECUTE YOUR PROXY WITHOUT DELAY